EXHIBIT 99.1

July 22, 2009

GS Financial Corp. Announces Second Quarter Results and
Declaration of Quarterly Dividend

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported earnings for the quarter ended June 30, 2009 of $503,000, or $0.40 per share diluted, compared with a loss of $232,000, or ($0.18) per share diluted, for the same period in 2008. Earnings for the first half of 2009 were $881,000, or $0.69 per share diluted, up from a loss of $106,000, or ($0.08) per share diluted, for the first six months of 2008.

President Stephen E. Wessel commented, “The second quarter earnings increased primarily due to strong growth in loans and transactional deposits.  Interest income improved during the quarter to $3.6 million and Guaranty's secondary marketing activities resulted in more than $330,000 in loan sale income. The improvement in earnings from 2008 to 2009 is a result of the execution of our plan to expand our products and services as part of our transition from a traditional thrift institution to a full service community bank.  We are especially gratified to achieve these results despite a significant increase in our FDIC insurance premiums due to an industry-wide special assessment which amounted to approximately $127,000 in the second quarter as compared to $57,000 in the first quarter.”

Highlights of the second quarter and first six months of 2009 include:

•
Total assets at June 30, 2009 were $264.7 million, up approximately $42.9 million, or 19.3% from December 31, 2008. In addition, the return on average assets increased to 0.76% for the second quarter of 2009.

•
Average loans increased by $21.0 million, or 13.5%, during the first half of 2009 to $176.6 million at June 30, 2009, with the majority of the growth in both residential and nonresidential real estate secured loans.

•
Deposits increased during the first six months of 2009 by $49.5 million, or 35.3%, from $140.1 million at December 31, 2008 to $189.6 million at June 30, 2009. This includes $2.1 million, or 26.0%, of growth in noninterest-bearing deposits.

•	Noninterest expense as a percentage of average assets was 2.78% for the first six months of 2009 as compared to 2.92% for the same period in the prior year.

Net interest income for the quarter ended June 30, 2009 was $1.9 million, which represents an increase of $308,000, or 18.8%, from $1.6 million for the same period in 2008. Net interest income for the first six months of 2009 was $3.8 million, up 22.1%, from $3.1 million during the same period in 2008. The increase in net interest income was primarily the result of an increase in interest-earning assets and a decrease in the overall cost of deposits. The amount of noninterest-bearing deposits grew by approximately $2.1 million, or 26.0%, from $7.9 million at December 31, 2008 to $10.0 million at June 30, 2009.

Net interest margin was 3.10% for the second quarter of 2009, down 33 basis points from 3.43% for the same period in prior year, and down 25 basis points from 3.35% in the first quarter of 2009. The decrease in net interest margin was primarily due to an increase in the average balance of overnight funds earning a nominal rate of return and non-performing assets. President Wessel noted, “Non-performing assets have increased this year as we now own foreclosed properties that have not sold, and we recently placed a $1.5 million commercial loan into nonaccrual status which negatively impacted the net interest margin. Although non-performing assets increased to $4.9 million, they represent less than 2% of total assets.”

Noninterest income increased by $1.0 million, or 193.9%, from a loss of $525,000 in the second quarter of 2008 to earnings of $493,000 for the same period in 2009. For the first half of 2009, noninterest income was $866,000 as compared to a loss of $410,000 for the first half of 2008. The increase in noninterest income was primarily due to strong sales of residential loans in the secondary market of loans originated during the first half of 2009 and the recognition of a non-cash impairment charge of $651,000 (pre-tax) and $430,000 (after-tax) related to the Company’s investment in mutual funds that hold mortgage-backed securities during the second quarter of 2008.

Noninterest expense for the second quarter of 2009 was $1.8 million, up approximately $320,000, or 21.8%, from $1.5 million for the second quarter of 2008. Noninterest expense for the first six months of 2009 was $3.5 million, which represents an increase of $580,000, or 20.1%, from $2.9 million for the same period in the prior year. The increase in noninterest expense is primarily due to additional mortgage originator commissions, FDIC deposit insurance premiums, and legal expenses associated with an agreement we entered into with certain shareholders.

Total Assets at June 30, 2009 were $264.7 million compared to $221.9 million at December 31, 2008, an increase of approximately $42.9 million, or 19.3%. Net loans increased $20.5 million, or 12.9%, from $158.5 million at December 31, 2008 to $179.0 million at June 30, 2009. Deposit accounts increased approximately $49.5 million, or 35.3%, during the first six months of 2009 from $140.1 million at December 31, 2008 to $189.6 million at June 30, 2009. Borrowings from the Federal Home Loan Bank decreased from $52.0 million at December 31, 2008 to $44.5 million at June 30, 2009. Stockholders’ equity was 10.6% of total assets at June 30, 2009, down from 12.4% at December 31, 2008.

Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. announced that the Board of Directors, at its meeting on July 21, 2009, declared a quarterly cash dividend of $0.10 per share. The dividend is payable to shareholders of record as of July 31, 2009 and will be paid on August 14, 2009.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	June 30, 2009	December 31, 2008
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$3,127	$2,313
Interest-Bearing Deposits in Other Banks	14,104	569
Federal Funds Sold	1,547	323
Securities Available-for-Sale, at Fair Value	52,781	47,617
Loans, Net	179,005	158,523
Accrued Interest Receivable	1,593	1,612
Other Real Estate	1,847	461
Premises & Equipment, Net	5,688	5,756
Stock in Federal Home Loan Bank, at Cost	2,352	2,300
Real Estate Held-for-Investment, Net	432	436
Other Assets	2,258	1,960
Total Assets	$264,734	$221,870

LIABILITIES
Deposits
Interest-Bearing Deposits	$179,580	$132,145
Noninterest-Bearing Deposits	10,042	7,970
Total Deposits	189,622	140,115
Advance Payments by Borrowers for Taxes and Insurance	332	167
FHLB Advances	44,490	52,002
Other Liabilities	2,152	2,028
Total Liabilities	236,596	194,312

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,550	34,546
Unearned RRP Trust Stock	(132)	(143)
Treasury Stock	(32,215)	(32,062)
Retained Earnings	26,029	25,404
Accumulated Other Comprehensive Loss	(128)	(221)
Total Stockholders' Equity	28,138	27,558
Total Liabilities & Stockholders' Equity	$264,734	$221,870

Selected Asset Quality Data
Total Non-Performing Assets	$4,939	$2,472
Non-Performing Assets to Total Assets	1.87%	1.11%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
($ in thousands, except per share data)	2009	2008	2009	2008
Interest and Dividend Income	$3,610	$3,019	$6,998	$6,006
Interest Expense	1,663	1,380	3,176	2,876

Net Interest Income	1,947	1,639	3,822	3,130
Provision for Loan Losses	-	-	-	-

Net Interest Income after Provision for Loan Losses	1,947	1,639	3,822	3,130

Noninterest Income (Loss)	493	(525)	866	(410)
Noninterest Expense	1,785	1,465	3,461	2,881

Income (Loss) Before Tax Expense	655	(351)	1,227	(161)

Income Tax Expense (Benefit)	152	(119)	346	(55)
Net Income (Loss)	$503	$(232)	$881	$(106)
Earnings (Loss) Per Share - Basic	$0.40	$(0.18)	$0.69	$(0.08)
Earnings (Loss) Per Share - Diluted	$0.40	$(0.18)	$0.69	$(0.08)

Selected Operating Data
Weighted Average Shares Outstanding	1,268,579	1,285,800	1,271,735	1,285,800
Return on Average Assets1	0.76%	-0.23%	0.71%	0.47%
Noninterest Expense/Average Assets1	2.71%	2.93%	2.78%	2.92%
Net Interest Margin1	3.10%	3.43%	3.21%	3.32%
1Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer, (504) 883-5528